Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-252221) pertaining to the 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan of Petco Health and Wellness Company, Inc. of our reports dated March 28, 2023, with respect to the consolidated financial statements of Petco Health and Wellness Company, Inc., and the effectiveness of internal control over financial reporting of Petco Health and Wellness Company, Inc., included in this Annual Report (Form 10-K) for the year ended January 28, 2023.

/s/ Ernst & Young LLP

San Diego, California

March 28, 2023